Exhibit 1.1

INTERNATIONAL SEAWAYS, INC.

Common Stock
Having an Aggregate Offering Price of up to
$100,000,000

Equity Distribution Agreement

December 20, 2023

Evercore Group L.L.C.
55 East 52nd Street, 36th Floor
New York, New York 10055

Jefferies LLC
520 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

International Seaways, Inc. is a corporation incorporated under the laws of the Republic of The Marshall Islands (the “Company”). The Company confirms its agreement (this “Agreement”) with each of Evercore Group L.L.C. and Jefferies LLC (each, a “Manager” and collectively, the “Managers”) as follows:

1.	Description of Shares. The Company proposes to issue and sell through or to each of the Managers, as sales agents and/or principals, shares of its Common Stock, no par value (the “Common Stock”), having an aggregate gross sales price of up to $100,000,000 (the “Shares”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. For avoidance of doubt, the term “Shares” as used in this Agreement refers only to the shares of Common Stock to be sold pursuant to this Agreement. For purposes of selling the Shares through each of the Managers, the Company hereby appoints each of the Managers as agents of the Company for the purpose of soliciting purchases of the Shares from the Company pursuant to this Agreement and each of the Managers agree to use their commercially reasonable efforts to solicit purchases of the Shares on the terms and subject to the conditions stated herein. The Company acknowledges and agrees that in undertaking its obligations under this Agreement, each of the Managers may act through one or more of their respective agents. The Company agrees that whenever it determines to sell the Shares directly to Jefferies LLC as principal, it will enter into a separate agreement (each, a “Terms Agreement”) with Jefferies LLC in substantially the form of Annex A hereto, relating to such sale in accordance with Section 3 of this Agreement. For the avoidance of doubt, in no event will Evercore Group L.L.C. act as principal under this Agreement or any Terms Agreement. Certain terms used herein are defined in Section 19 hereof.

2.	Representations, Warranties and Agreements of the Company. The Company represents and warrants to, and agrees with, each of the Managers at the Execution Time as set forth below.

2.1	Registration. The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission an automatic registration statement as defined under Rule 405 under the Act (File No. 333-269002) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Shares. Such Registration Statement, including any amendments thereto and any related Rule 462(b) Registration Statement filed prior to the Execution Time or prior to such time this representation is repeated or deemed to be made, has been declared or become effective under the Act. Copies of such Registration Statement and each of the amendments thereto, if any, which are not publicly available via the Commission’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) System, have been delivered by the Company to the Managers.

Any reference to the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any documents or information incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the date of such Base Prospectus, Prospectus Supplement or the Prospectus, as the case may be. Any reference to any amendment or supplement to the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any document filed under the Exchange Act, after the date of the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be, and incorporated by reference in the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be. Any reference to any amendment to the Registration Statement shall be deemed to include any periodic report of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Date that is incorporated by reference in the Registration Statement. The Commission has not issued any order preventing or suspending the use of the Base Prospectus, the Prospectus Supplement or the Prospectus or suspending the effectiveness of the Registration Statement, and no proceeding or examination for such purpose has been instituted or, to the knowledge of the Company, threatened by the Commission.

2.2	No Ineligible Issuer. (i) At the time of filing the Registration Statement and any post-effective amendment thereto, (ii) at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Common Stock, and (iii) as of the Execution Time (with such time being used as the determination date for purposes of this clause (iii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405).

2.3	Form of Documents. The Registration Statement (as amended or supplemented) conformed when filed and will conform in all material respects on each Effective Date, at the Execution Time, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed, with the applicable requirements of the Act and the rules and regulations thereunder. The Prospectus Supplement and the Prospectus conformed or will conform in all material respects when filed with the Commission pursuant to Rule 424(b), and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of the Shares, to the requirements of the Act and the rules and regulations thereunder. The documents incorporated by reference in the Prospectus Supplement or the Prospectus conformed, and any further documents so incorporated will conform, when filed with the Commission, in all material respects to the requirements of the Exchange Act or the Act, as applicable, and the rules and regulations of the Commission thereunder.

2.4	No Material Misstatements or Omissions in the Registration Statement. The Registration Statement, as of each Effective Date and at the Execution Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that no representation or warranty is made as to (a) information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of a Manager specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of a Manager consists of the information described as such in Section 7.2 hereof or (b) that part of the Registration Statement that constitutes the Statement of Eligibility (Form T-1) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) of any trustee.

2.5	No Material Misstatements or Omissions in the Prospectus. The Prospectus (as amended or supplemented), at the Execution Time, at each Applicable Time, on each Settlement Date and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of a Manager specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of a Manager consists of the information described as such in Section 7.2 hereof.

2.6	No Material Misstatements or Omissions in Documents Incorporated by Reference. The documents incorporated by reference in the Prospectus Supplement or the Prospectus did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, when read together with the other information in the Prospectus (as amended and supplemented), contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.7	Well-Known Seasoned Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Act, (iv) as of the date hereof and (v) at the Applicable Time, the Company was and is a “well-known seasoned issuer,” as defined in Rule 405 of the Act.

2.8	Regulation M Exemptions. As of the date hereof, the Common Stock is an “actively-traded security,” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

2.9	Valid Issuance of the Shares. At each Settlement Date and each Time of Delivery, if any, the Shares to be issued and sold on such date will be duly authorized and, when issued and delivered to the applicable Manager simultaneously with payment therefor in accordance with the terms hereof, will be validly issued, fully paid and non-assessable; and the issuance of the Shares is not subject to any preemptive or similar rights.

2.10	No Material Adverse Change. Since the date of the most recent financial statements of the Company included in the Registration Statement and the Prospectus, except as otherwise disclosed in the Registration Statement and the Prospectus, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Registration Statement and Prospectus.

2.11	Organization and Good Standing. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the Republic of The Marshall Islands, has the corporate power and authority to own or lease its property and to conduct its business as described in the Registration Statement and Prospectus, is in good standing and is duly qualified to transact business in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

2.12	Subsequent Transfer. There are no restrictions on subsequent transfers of the Shares under the laws of the Republic of The Marshall Islands.

2.13	Subsidiaries. Except as otherwise disclosed in the Registration Statement and Prospectus, each subsidiary of the Company has been duly incorporated or formed, is validly existing as a corporation, limited partnership, limited liability company or other entity, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate, limited partnership, limited liability company or other entity power and authority, as applicable, to own or lease its property and to conduct its business as described in the Registration Statement and Prospectus, is in good standing and is duly qualified to transact business in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock or other ownership interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims.

2.14	Capitalization. The Company has an authorized equity capitalization as set forth in the Registration Statement and the Prospectus, and all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

2.15	Due Authorization. This Agreement has been duly authorized, executed and delivered by the Company and is in proper form under the laws of the Republic of The Marshall Islands for the enforcement thereof against the Company, and to ensure the legality, validity, enforceability or admissibility into evidence in the Republic of The Marshall Islands of this Agreement.

2.16	Equity Distribution Agreement. This Agreement conforms in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

2.17	Exhibits. There is no franchise, agreement, contract, indenture or other document or instrument of a character required to be described in the Registration Statement or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required.

2.18	No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement will not contravene any provision of applicable law or the articles of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency, arbitrator, court or other authority having jurisdiction over the Company or any subsidiary, including, without limitation, the International Maritime Organization (the “IMO”).

2.19	No Consents Required. No consent, approval, authorization or order of, or qualification with, any governmental body or agency in the United States, the Republic of The Marshall Islands or any other jurisdiction, including the IMO, is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement, except such as may be required by the securities or Blue Sky laws of the various states in connection with the issuance and sale of the Shares.

2.20	Financial Statements. The consolidated historical financial statements included in the Registration Statement and Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise noted therein). No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained or incorporated by reference in the Registration Statement or the Prospectus was, at the time issued, made without a reasonable basis or made other than in good faith.

2.21	Auditors. Ernst & Young LLP, who have audited the financial statements for the period ended December 31, 2022 and for each of the two years in the period ended December 31, 2022 and delivered their report with respect to the audited consolidated financial statements included in or incorporated by reference into the Registration Statement and Prospectus, were and are the independent registered public accounting firm with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.

2.22	Legal Proceedings. There are no legal or governmental proceedings, actions or suits before any governmental agency, authority or body, including the IMO, or any arbitration involving the Company or any of its subsidiaries or its property pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Registration Statement and Prospectus and proceedings that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by the Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

2.23	No Violation. Neither the Company nor any of its subsidiaries is (i) in violation of its respective charter or by-laws, (ii) in violation of any applicable statute, law, rule, regulation, judgment, order or decree of any competent court, regulatory body, administrative agency, governmental body, arbitrator or other authority, including, without limitation, the IMO, or (iii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except in each case covered by clauses (ii) and (iii) such as would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by the Prospectus.

2.24	Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Registration Statement and the Prospectus, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

2.25	Environmental Compliance. Except as would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permit, license or approval and (iv) have not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

2.26	Environmental Review. In the ordinary course of its business, the Company reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which the Company identifies and evaluates associated costs and liabilities (including without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties), and such review has not identified costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) that would, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as set forth in the Registration Statement and the Prospectus.

2.27	No Labor Disputes. No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Registration Statement (as amended and supplemented) and the Prospectus (as amended and supplemented), or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors.

2.28	Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonably adequate and customary in the businesses in which it is engaged; all policies of insurance and fidelity or surety bonds insuring the Company, its subsidiaries, or its businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and the Company has no reason to believe that neither it nor any of its subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

2.29	Permits. The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as described in the Registration Statement (as amended and supplemented) and Prospectus (as amended and supplemented), and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Registration Statement (as amended and supplemented) and the Prospectus (as amended and supplemented).

2.30	No Stabilization. Neither the Company nor any of its subsidiaries, nor any affiliates of the Company that are controlled by the Company or any of its subsidiaries, has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

2.31	Sarbanes-Oxley Compliance. The Company and its subsidiaries, and its and their directors and officers, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”) that are effective and applicable to the Company and its subsidiaries, and its and their directors and officers.

2.32	No Unlawful Payments. (i) None of the Company or its subsidiaries, or any director or officer thereof, or, to the Company’s knowledge, any of its affiliates, any employee of the Company or of any of its subsidiaries or affiliates or any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (ii) the Company and its subsidiaries, and to the Company’s knowledge, its affiliates, have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (iii) neither the Company nor its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti- corruption laws.

2.33	Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of all jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

2.34	No Conflicts with Sanctions Laws. (i) None of the Company, any of its subsidiaries, or any director, officer or employee thereof, or, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is (A) the subject or target of any sanctions administered or enforced by the United States government (including by, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State and including, without limitation, by virtue of the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union (“EU”), His Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject or target of Sanctions (including, without limitation, the Crimea region and the non-government controlled areas of Zaporizhzhia and Kherson regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria); (ii) none of the Company or any of its subsidiaries is a Person subject to or the target of sanctions by virtue of a relationship of ownership or control with a Person described in subsections (A) or (B) of section (i) of this paragraph; (iii) the Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject or target of Sanctions; or (B) in any manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise); and (iv) for the past 5 years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject or target of Sanctions in violation of Sanctions. The Company and its subsidiaries have instituted, and maintain, policies and procedures designed to promote and achieve continued compliance with Sanctions.

2.35	Passive Foreign Investment Company Status. The Company believes that it was not a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, for its most recent taxable year, believes that it will not be a PFIC for its current taxable year and, based on the Company’s current operations and future projections, does not expect to be classified as a PFIC for any subsequent taxable year.

2.36	No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would rise to a valid claim against the Company or any of its subsidiaries or any of the Managers for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

2.37	No Immunity. Neither the Company nor any of its properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the United States, the Republic of The Marshall Islands or any political subdivisions thereof.

2.38	Valid Judgment. The courts of the Republic of The Marshall Islands would recognize as a valid judgment any final monetary judgment obtained against the Company in the courts of the State of New York.

2.39	Choice of Law. The choice of law of the State of New York as the governing law of this Agreement is a valid choice of law under the laws of the Republic of The Marshall Islands and will be honored by the courts of the Republic of The Marshall Islands. The Company has the power to submit, and pursuant to Section 15.1 has, to the extent permitted by law, legally, validly, effectively and irrevocably submitted, to the jurisdiction of the New York Courts (as defined in Section 15.1).

2.40	No Stamp Tax. There are no documentary, stamp or other issuance of transfer taxes or duties or similar fees or charges under U.S. Federal law or the laws of any U.S. state, the Republic of The Marshall Islands or any political subdivision of any thereof, required to be paid in connection with the execution and delivery of this Agreement, or the issuance by the Company of the Shares, or the sale and delivery by the Company of the Shares or the consummation of the transactions contemplated by this Agreement.

2.41	Tax Returns. The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a material adverse effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a material adverse effect, or, except as currently being contested in good faith and for which reserves required by GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a material adverse effect.

2.42	No Capital Gains Tax. No capital gains, income, withholding or other taxes are payable by or on behalf of a Manager to the Republic of The Marshall Islands, or to any political subdivision or taxing authority of either thereof or therein in connection with the issuance and delivery by the Company of the Shares to or for the account of the applicable Manager or the distribution and delivery by the applicable Manager of the Shares to the initial purchasers thereof, aside from any capital gains, income, withholding or other taxes payable by the applicable Manager in connection with a business carried on by the applicable Manager in the Republic of The Marshall Islands in respect of the issuance and delivery of the Shares.

2.43	Internal Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations; transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; access to assets is permitted only in accordance with management’s general or specific authorization; the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement is accurate. Except as described in the Registration Statement (as amended and supplemented) and Prospectus (as amended and supplemented), since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

2.44	eXtensible Business Reporting Language. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

2.45	Vessels. Except as otherwise disclosed in the Registration Statement and Prospectus, all of the vessels described in the Registration Statement and the Prospectus, except for each of the vessels listed on Schedule I-B (the “Chartered Vessels”, each of which is chartered-in by a subsidiary of the Company (each the “Chartering Subsidiary”)), are owned directly by subsidiaries of the Company; each of the vessels listed on Schedule I-A (the “Owned Vessels”) hereto and, to the knowledge of the Company, each of the Chartered Vessels has been duly and validly registered as a vessel under the laws and regulations and flag of the jurisdiction set forth opposite its name on Schedule I-A; each Company subsidiary has good title to the applicable Owned Vessel, free and clear of all mortgages, pledges, liens, security interests and claims and all defects of the title of record except for those mortgages, pledges, liens, security interests and claims arising under credit facilities, each as disclosed in the Registration Statement and the Prospectus, and any other encumbrances which would not, in the aggregate, reasonably be expected to result in a material adverse effect on the Company and its subsidiaries, taken as a whole; and each of the charter-in contracts in respect of the Chartered Vessels is a valid and binding agreement of, the relevant Chartering Subsidiary, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

2.46	No Distribution of Other Offering Materials. The Company has not distributed and will not distribute, any offering material (as defined under the Act) in connection with the offering and sale of the Shares other than the Registration Statement, Prospectus and any Prospectus Supplement, and any other materials, if any, permitted by the Act, including Rule 134 under the Act.

2.47	Cybersecurity; Data Protection. Except as disclosed in the Registration Statement and the Prospectus, or except as would not reasonably be expected to result in a material adverse effect, (i) the Company and its subsidiaries’ respective information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, technology, data and databases (including confidential information, trade secrets or other data of the Company or any of its subsidiaries or their respective users, customers, employees, suppliers, vendors, personal data and any third party data maintained by or on behalf of the Company and its subsidiaries (collectively, “IT Systems and Data”) operate and perform as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted and (ii) the Company and its subsidiaries have complied, and are presently in compliance with all applicable laws and statutes and any judgments, orders, rules or regulations of any court or arbitrator or other governmental or regulatory authority, and all internal policies and contractual obligations and any other legal obligations, in each case, relating to the privacy and security of IT Systems and Data (collectively, the “Data Security Obligations”).

Except as disclosed in the Registration Statement and the Prospectus, or except as would not reasonably be expected to result in a material adverse effect, (i) the Company and its subsidiaries have used reasonable efforts to establish and maintain, and have established, implemented, maintained and complied with, commercially reasonable information technology, information security, cyber security and data protection controls, policies and procedures to protect against and prevent security breaches of, unauthorized access to and other similar compromises of IT Systems and Data in accordance with industry practices and as required by applicable regulatory standards, (ii)  the Company and its subsidiaries have not experienced and have no knowledge of any cyber-attack, security breach, unauthorized access or other similar compromise to their IT Systems and Data (“Breach”), (iii) the Company and its subsidiaries have not received notification of, and have no knowledge of, any event or condition that would reasonably be expected to result in a Breach to their IT Systems and Data, (iv) neither the Company nor any of its subsidiaries has received any written notification of or complaint regarding, and has no knowledge of any facts that, individually or in the aggregate, would reasonably indicate non-compliance with any Data Security Obligation by the Company or any of its subsidiaries and (v) there is no action, suit or proceeding by or before any court or governmental agency, authority or body, pending or, to the Company’s knowledge, threatened in writing alleging non-compliance with any Data Security Obligation by the Company or any of its subsidiaries.

Any certificate signed by any officer of the Company and delivered to the Managers or to counsel for the Managers in connection with this Agreement or any Terms Agreement shall be deemed a representation and warranty by the Company, as to matters covered thereby, to the Managers.

3.	Sale and Delivery of Shares.

3.1	Sale of Shares by a Manager, as Sales Agent. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell Shares from time to time through one or more Managers, acting as sales agent, selected by the Company in its sole discretion, and such Manager agrees to use its commercially reasonable efforts to sell, as sales agent for the Company, the Shares on the following terms.

(a)	The Shares are to be sold on a daily basis or otherwise as shall be agreed to by the Company and one or more Managers on any day that (A) is a trading day for the NYSE (a “Trading Day”), (B) the Company has instructed one or more Managers by telephone (confirmed promptly by electronic mail) to make such sales and (C) the Company has satisfied its obligations under Section 6 of this Agreement. The Company will designate the maximum amount of the Shares to be sold by the Manager(s) daily as agreed to by such Manager(s) (in any event not in excess of the amount available for issuance under the Prospectus, the Company’s articles of incorporation and the currently effective Registration Statement) and the minimum price per Share at which such Shares may be sold. Subject to the terms and conditions hereof, such Manager(s) shall use its commercially reasonable efforts to sell on a particular day all of the Shares designated for the sale by the Company on such day. The gross sales price of the Shares sold under this Section 3.1(a) shall be the market price for the Company’s Common Stock sold by the applicable Manager under this Section 3.1 on the NYSE at the time of sale of such Shares. For the avoidance of doubt, only the Manager(s) to whom the Company has instructed to make sales will be permitted to sell Shares under this Agreement during the period identified in the Company instructions.

(b)	The Company acknowledges and agrees that (A) there can be no assurance that a Manager will be successful in selling the Shares, (B) a Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by such Manager to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement, and (C) a Manager shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by such Manager and the Company.

(c)	The Company shall not authorize the issuance and sale of any Share at a price lower than the minimum price therefor designated from time to time by the Company’s Board of Directors (the “Board”), a duly authorized committee thereof, or any individual or committee to whom such authority has been duly and properly delegated by the Board or a duly authorized committee thereof, and a Manager shall not sell any Share at a price lower than authorized by the Company and notified to such Manager in writing. The Company or any Manager may, upon notice to the other party or parties hereto by telephone (confirmed promptly by electronic mail), suspend or terminate the offering of the Shares for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice. During any such period of suspension, the Company shall not be obligated to prepare or deliver (or cause to be prepared or delivered, or filed with the Commission) any of the documents or notices referred to in Sections 4.1 - 4.3, 4.13 - 4.15, Section 4.17 or Section 4.19, be deemed to affirm any of the representations or warranties contained in this Agreement pursuant to Sections 2 or 4 hereof, or be obligated to conduct any due diligence session as referred to in Section 4.20 until the termination of the suspension and the recommencement of the offering of the Shares pursuant to this Agreement (which recommencement shall constitute a Representation Date, as defined in Section 4.13).

(d)	Each Manager hereby covenants and agrees (i) not to make any sales of the Shares on behalf of the Company, pursuant to this Section 3.1, other than (A) by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including, without limitation, sales made directly on the New York Stock Exchange (“NYSE”), on any other existing trading market for the Shares or to or through a market maker, (B) by any other method permitted by law, including, without limitation, privately negotiated transactions, or (C) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and a Manager pursuant to a Terms Agreement, and (ii) to make all sales of Shares in transactions by which the Shares are issued simultaneously with the payment therefor.

(e)	The compensation payable to each applicable Manager for sales of the Shares with respect to which such Manager acts as sales agent under this Agreement shall be up to 3.0% of the aggregate gross sales price of the Shares sold pursuant to this Section 3.1, or as otherwise agreed between the Company and the Managers with respect to any Shares sold pursuant to this Agreement, and such compensation shall be payable as described below in this subsection 3.1(e). The foregoing rate of compensation shall not apply when Jefferies LLC acts as principal, in which case the Company may sell Shares to Jefferies LLC as principal at a price agreed upon at the relevant Applicable Time pursuant to a Terms Agreement. The remaining proceeds, after deduction by the applicable Manager of the compensation payable by the Company to the applicable Manager as set forth in this subsection 3.1(e), and after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales (the “Transaction Fees”), shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”).

(f)	The applicable Manager shall provide written confirmation (which may be by facsimile or electronic mail) to the Company following the close of trading on the NYSE each day during which the Shares are sold under this Section 3.1 setting forth the number of the Shares sold on such day, the aggregate gross sales proceeds and the Net Proceeds to the Company, and the compensation payable by the Company to the applicable Manager with respect to such sales.

(g)	Settlement for sales of the Shares pursuant to Section 3.1 of this Agreement will occur on the second Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made, in either case, provided that, if the second Trading Day, as applicable, is not a Business Day, then settlement will occur on the next succeeding Trading Day that is also a Business Day, unless another date shall be agreed to by the Company and the applicable Manager (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through the applicable Manager for settlement on such date shall be made available to the applicable Manager by book-entry transfer of the Shares through The Depository Trust Company (“DTC”) to the account of the applicable Manager’s clearing broker at DTC, and applicable Manager (or applicable Manager’s clearing broker) will cause the Net Proceeds to be credited immediately to the Company’s account at the applicable Manager’s clearing broker in same day funds. The applicable Manager shall effect settlement for the sale of the Shares through book-entry delivery to the purchaser or its agent by the applicable Manager’s clearing broker through its account at DTC following payment by the purchaser or its agent of the gross sales price to DTC in same day funds. If the Company shall default on its obligation to deliver Shares on any Settlement Date, the Company shall (i) indemnify and hold the applicable Manager harmless against any loss, claim or damage arising from or as a result of such default by the Company and (ii) pay the applicable Manager any commission to which it would otherwise be entitled absent such default. The applicable Net Proceeds on any Settlement Date shall always be delivered simultaneously with the Shares delivered by the Company.

(h)	At each Applicable Time, Settlement Date and Representation Date (as defined in Section 4.13), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended or supplemented as of such date. Any obligation of the applicable Manager to use its commercially reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

3.2	Sale of Shares to a Manager, as Principal. If the Company wishes to issue and sell Shares pursuant to this Agreement to Jefferies LLC as principal (each, a “Placement”), it will obtain the appropriate approval from the Board, a duly authorized committee thereof, or any individual or committee to whom such authority has been duly and properly delegated by the Board or a duly authorized committee thereof and notify Jefferies LLC of the proposed terms of such Placement. If Jefferies LLC, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company wishes to accept amended terms, Jefferies LLC and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or Jefferies LLC unless and until the Company and Jefferies LLC have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control. Notwithstanding the foregoing, no Terms Agreement shall amend or change the payment mechanics such that Shares are issued prior to payment therefor or for gross proceeds per Share of less than par value per Share.

3.3	Terms Agreement for Sale of Shares to a Manager, as Principal. Each sale of the Shares to Jefferies LLC as principal shall be made in accordance with the terms of this Agreement and a Terms Agreement, which will provide for the sale of such Shares to, and the purchase thereof by, the applicable Manager. A Terms Agreement may also specify certain provisions relating to the reoffering of such Shares by the applicable Manager. The commitment of the applicable Manager to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of Shares to be purchased by the applicable Manager pursuant thereto, the price to be paid to the Company for such Shares, any provisions relating to rights of, and default by, underwriters acting together with the applicable Manager in the reoffering of the Shares, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such Shares. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by the applicable Manager.

3.4	Limitation on Number and Amount of Shares Sold. Under no circumstances shall the aggregate amount of the Shares sold pursuant to this Agreement and any Terms Agreement exceed (i) the aggregate amount set forth in Section 1, (ii) the amount available for issuance under the currently effective Registration Statement, (iii) the gross sales price of the Shares authorized from time to time to be issued and sold under this Agreement by the Board, or a duly authorized committee thereof, and notified to the Managers in writing or (iv) the aggregate authorized number of shares of Common Stock authorized to be issued pursuant to the Company’s articles of incorporation that have not already been so issued.

3.5	Regulation M Exemption. If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

3.6	Restrictions on Sales. Subject to such further limitations on offers and sales of Shares or delivery of instructions to offer and sell Shares as are set forth herein and as may be mutually agreed upon by the Company and the applicable Manager, the Company shall not request the sale of any Shares that would be sold, and no Manager shall be obligated to sell, (i) during the 14 calendar days prior to the date (each, an “Announcement Date”) on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (each, an “Earnings Announcement”), (ii) at any time from and including an Announcement Date through and including the later to occur of (A) the time that is 24 hours after the time that the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement, and (B) the applicable Delivery Date (as defined below) of the Company referenced in Section 4.13 below, or (iii) during any other period in which the Company is, or could be deemed to be, in possession of material non-public information.

4.	Agreements. The Company agrees with each of the Managers that:

4.1	Filing of Amendment or Supplement. During any period when the delivery of a prospectus relating to the Shares is required under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), the Company will not file any amendment of the Registration Statement or supplement (including the Prospectus Supplement) to the Base Prospectus or any Rule 462(b) Registration Statement, except any Annual, Quarterly or Current Reports pursuant to Section 13 or 15(d) of the Exchange Act and any amendments to any such reports, unless the Company has furnished to each of the Managers a copy for its review prior to filing and will not file any such proposed amendment or supplement to which any Manager reasonably objects. The Company has properly completed the Prospectus, in a form approved by each of the Managers, and filed such Prospectus, as amended at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) by the Execution Time and will cause any supplement to the Prospectus to be properly completed, in a form approved by each of the Managers, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence satisfactory to each of the Managers of such timely filing. The Company will promptly advise each of the Managers (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172 or any similar rule) is required under the Act in connection with the offering or sale of the Shares, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its commercially reasonable efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to use promptly its commercially reasonable efforts to obtain the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its commercially reasonable efforts to have such amendment or new registration statement declared effective as soon as practicable.

4.2	Notice of Material Change. If, at any time on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, any event occurs as a result of which the Prospectus, as supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly each of the Managers so that any use of the Prospectus may cease until it is amended or supplemented; (ii) amend or supplement the Prospectus to correct such statement or omission; and (iii) supply any amendment or supplement to each of the Managers in such quantities as any of the Managers may reasonably request.

4.3	Material Misstatements or Omissions in Prospectus. During any period when the delivery of a prospectus relating to the Shares is required under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), if any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify each of the Managers of any such event, (ii) prepare and file with the Commission, subject to the first sentence of Section 4.1, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its commercially reasonable efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to each of the Managers in such quantities as any of the Managers may reasonably request.

4.4	Reports to Security Holders and Managers. As soon as practicable, the Company will make generally available, via EDGAR, to its security holders and to each of the Managers an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158 in respect of each effective date of the Registration Statement for purposes of sales of Shares pursuant to this Agreement.

4.5	Copies of Reports. The Company will furnish or make available via EDGAR to its shareholders annual reports containing financial statements audited by independent public accountants and quarterly reports containing financial statements and financial information which may be unaudited.

4.6	Signed Copies of the Registration Statement. The Company will furnish, or otherwise make available, upon request, to each of the Managers and counsel for the Managers, without charge, signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by a Manager or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of the Prospectus and any supplement thereto as any of the Managers may reasonably request.

4.7	Qualifications. The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as any of the Managers may reasonably designate and will maintain such qualifications in effect so long as reasonably required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject. The Company will, from time to time, prepare and file such statements and reports as are or may be reasonably required of it to continue such qualifications in effect for so long a period as any of the Managers may reasonably request for the distribution of the Shares.

4.8	No Issuer Free Writing Prospectus. Each of the Company and each of the Managers agree that it has not made and, agrees that, unless it shall have obtained the prior written consent of the other party hereto, will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433. Any such free writing prospectus consented to by the Company and the Managers is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filings with the Commission as required, legending and record keeping.

4.9	Limitation on Sale of Common Stock. If sales of the Shares have been made but not settled, or the Company has had outstanding with any Manager any instructions to sell the Shares, in either case, within the prior three Business Days, the Company will not offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company that is controlled by the Company or any person in privity with the Company or any affiliate of the Company that is controlled by the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock; or publicly announce an intention to effect any such transaction without (i) giving each of the Managers at least five Business Days’ prior written notice specifying the nature of the proposed transaction and the date of such proposed transaction and (ii) each of the Managers suspending acting under this Agreement for such period of time requested by the Company or as deemed appropriate by such Manager in light of the proposed transaction; provided, however, that the Company may (i) issue and sell Shares pursuant to this Agreement or any Terms Agreement, and (ii) grant restricted shares or options to purchase shares of Common Stock under the Company’s existing Equity Incentive Plan, as it may be amended, and issue shares of Common Stock upon exercise or vesting thereof.

4.10	Compliance with the Sarbanes-Oxley Act. The Company will comply in all material respects with all applicable securities and other applicable provisions of the Sarbanes-Oxley Act.

4.11	Market Stabilization. The Company will not, within five Business Days of the issuance or sale of Common Stock through or to each Manager, pursuant to the terms of this Agreement, (i) take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement or any Terms Agreement) any compensation for soliciting purchases of the Shares; provided that nothing herein shall prevent the Company from filing or submitting reports under the Exchange Act or issuing press releases in the ordinary course of business, provided, further that, notwithstanding anything to the contrary in this Agreement, the Company may bid for and purchase Common Shares in accordance with Rule 10b-18 under the Exchange Act, to the extent available.

4.12	Notifications to Managers. The Company will, at any time during the term of this Agreement, as supplemented from time to time, advise each of the Managers promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would materially alter or affect any opinion, certificate, letter and other document provided to the Managers pursuant to Section 6 herein.

4.13	Certificates. Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than an amendment or supplement effected by the filing with the Commission of any document incorporated by reference therein which shall be subject to the provisions of subclauses (ii), (iii), (v) or (vi) below, and other than a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act relating solely to the offering of securities other than the Shares); (ii) the Company shall file a Quarterly Report on Form 10-Q (each a “Quarterly Report”) (the date of each such filing, and any date on which an amendment to any such document is filed, a “Quarterly Filing Date”); (iii) the Company shall file an Annual Report on Form 10-K (the date of each such filing, and any date on which an amendment to any such document is filed, an “Annual Filing Date”); (iv) any Shares are delivered to Jefferies LLC as principal at the Time of Delivery pursuant to a Terms Agreement; (v) the Company shall file a Report on Form 8-K containing financial statements, which is incorporated by reference into the Registration Statement; or (vi) otherwise as the Managers may reasonably request upon reasonable advance notice to the Company (such commencement or recommencement date and each such date referred to in (i) – (vi) above, a “Representation Date”), the Company shall furnish or cause to be furnished to the Managers forthwith a certificate dated and delivered the date (the date of each such delivery, the “Delivery Date”) of such commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document, the Time of Delivery, or promptly upon request, as the case may be, in form satisfactory to the Managers to the effect that the statements contained in the certificate referred to in Section 6.4 of this Agreement which were last furnished to the Managers are true and correct at the time of such commencement or recommencement, amendment, supplement, filing, or delivery, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6.4, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate.

4.14	Opinion of U.S. Counsel. At each Representation Date, the Company shall furnish or cause to be furnished forthwith to the Managers and to counsel to the Managers a written opinion and negative assurance letter of Cleary Gottlieb Steen & Hamilton LLP, counsel for the Company relating to U.S. law, dated and delivered the date of such Representation Date and addressed to the Managers, in form and substance satisfactory to the Managers of the same tenor as the form opinions and negative assurance letter attached as Exhibit A hereto, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion and negative assurance letter.

4.15	Opinion of Marshall Islands Counsel. At each Representation Date, the Company shall furnish or cause to be furnished forthwith to the Managers and to counsel to the Managers a written opinion of Reeder & Simpson, P.C., counsel for the Company relating to Marshall Islands law, dated and delivered the date of such Representation Date and addressed to the Managers, in form and substance satisfactory to the Managers of the same tenor as the form opinion attached as Exhibit B hereto, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion.

4.16	Opinion of Liberian Counsel. On or prior to the date on which Shares are first offered and sold under this Agreement, the Company shall furnish or cause to be furnished forthwith to the Managers and to counsel to the Managers a written opinion of Holland & Knight LLP, counsel for the Company relating to Liberian law, dated and delivered on or prior to the date on which Shares are first offered and sold under this Agreement and addressed to the Managers, in form and substance satisfactory to the Managers of the same tenor as the form opinion attached as Exhibit C hereto, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion.

4.17	Opinion of Managers Counsel. At each Representation Date, Goodwin Procter LLP, counsel to the Managers, shall deliver a written opinion, dated and delivered the date of such Representation Date and addressed to the Managers, in form and substance satisfactory to the Managers, with respect to the issuance and sale of the Shares, the Registration Statement, the Prospectus (together with any supplement thereto) and other related matters as the Managers may reasonably require, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion. The Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

4.18	Letters of Independent Accountants. Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented to include additional amended financial information, (ii) the Shares are delivered to a Manager as principal at a Time of Delivery pursuant to a Terms Agreement, (iii) the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, (iv) at the Managers’ request and upon reasonable advance notice to the Company, there is filed with the Commission any document (other than an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q) which contains financial information incorporated by reference into the Prospectus or (v) the Managers may reasonably request and upon reasonable advance notice to the Company, the Company shall cause Ernst & Young LLP, the independent public accountant, or other future independent accountant satisfactory to the Managers forthwith, to furnish the Managers a letter, dated the date of commencement or recommencement, effectiveness of such amendment, the date of filing of such supplement or other document with the Commission, or the Time of Delivery, as the case may be, in form satisfactory to the Managers, of the same tenor as the letter referred to in Section 6.5 of this Agreement, respectively, but modified to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

4.19	Due Diligence. Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and at each Representation Date, the Company will conduct a due diligence session, in form and substance satisfactory to the Managers, which shall include representatives of the management and the independent accountants of the Company. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Managers or their agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate corporate officers and the Company’s agents during regular business hours and at the Company’s principal offices, and timely furnishing or causing to be furnished such certificates, letters and opinions from the Company, its officers and its agents, as the Managers may reasonably request.

4.20	Managers Trading. The Company acknowledges that each of the Managers and their respective agents may trade, in compliance with applicable law, in the Common Stock for their own account and for the account of their clients at the same time as sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.

4.21	Disclosures in Periodic Reports. The Company shall disclose in such Annual Reports on Form 10-K and such Quarterly Reports on Form 10-Q the number of Shares sold through the Managers under this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to sales of Shares pursuant to this Agreement during the relevant period.

4.22	Failure of Certain Conditions. If to the knowledge of the Company, the conditions set forth in Sections 6.1, 6.6 or 6.7 shall not be true and correct on the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by the applicable Manager the right to refuse to purchase and pay for such Shares.

4.23	Affirmation of Representations and Warranties. At each Applicable Time, Settlement Date and Representation Date, the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented as of such date; and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the applicable Manager that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented as of such date.

4.24	Sufficient Common Shares for Issuance. The Company shall ensure that there are at all times sufficient shares of Common Stock to provide for the issuance, free of any preemptive rights, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, of the maximum aggregate number of Shares authorized for issuance by the Board pursuant to the terms of this Agreement. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on the NYSE and to maintain such listing.

4.25	Delivery of Prospectus. During any period when the delivery of a prospectus relating to the Shares is required under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.

4.26	DTC. The Company shall cooperate with the Managers and use its reasonable best efforts to permit the Shares to be eligible for clearance and settlement through the facilities of DTC.

4.27	Use of Proceeds. The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Prospectus.

4.28	Form S-3 Eligibility. If the Company ceases to be eligible to use Form S-3 ASR the Company will promptly notify the Managers and the Company will not give any Manager instructions to sell Shares under this Agreement until such time as the Company is eligible to use Form S-3 for such purpose.

5.	Payment of Expenses. The Company agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto) and the Prospectus, and each amendment or supplement thereto; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement and the Prospectus, and all amendments or supplements thereto, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Managers relating to such registration and qualification); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (including filing fees and the reasonable and documented fees and expenses of counsel for the Managers relating to such filings, provided that the aggregate fees and expenses of counsel for the Managers payable by the Company under clause (vii) shall not exceed $25,000); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Shares (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder; and (xi) the reasonable and documented out-of-pocket expenses of the Managers, excluding, except to the extent set forth in the following sentence, fees and disbursements of counsel for the Managers. The Company shall reimburse the Managers for the reasonable and documented fees and disbursements of a single counsel for the Managers, including, without limitation, (i) the preparation and negotiation of this Agreement and the original closing with respect to this Agreement, provided that in no event shall the Company’s aggregate reimbursement obligations pursuant to this clause (i) exceed $75,000, and (ii) up to $15,000 per calendar quarter thereafter in connection with each Representation Date on which a certificate under Section 4.13 has been delivered to the Managers.

6.	Conditions to the Obligations of the Managers. The obligations of the Managers under this Agreement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time, Settlement Date and Time of Delivery, (ii) to the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

6.1	The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission shall have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; any materials required to be filed (including any Permitted Free Writing Prospectus) by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company, threatened.

6.2	The Company shall have furnished or caused to be furnished the opinions and letters from its counsel and accountants as set forth in Section 4, on the dates as set forth in Section 4.

6.3	The Managers shall have received from Goodwin Procter LLP, counsel for the Managers, an opinion as set forth in Section 4, on the dates as set forth in Section 4, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

6.4	The Company shall have furnished or caused to be furnished to the Managers, on every date specified in Section 4.13 of this Agreement, a certificate by its principal executive officer and principal financial officer dated as of such date, to the effect that the signer of such certificate has carefully examined the Registration Statement and the Prospectus and any supplements or amendments thereto and this Agreement and that:

(a)	the representations and warranties of the Company in this Agreement are true and correct on and as of such date with the same effect as if made on such date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date;

(b)	no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued by the Commission and no proceedings for that purpose have been instituted or, to such officer’s knowledge, threatened; and

(c)	since the date of the most recent financial statements included in the Prospectus, there has been no material adverse effect on the general affairs, condition (financial or otherwise), results of operations, business, properties, assets or prospects of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Prospectus (exclusive of any supplement thereto).

6.5	The Company shall have requested and caused Ernst & Young LLP to have furnished to the Managers, on every date specified in Section 4.18 hereof and to the extent reasonably requested by the Managers in connection with any offering of the Shares, a comfort letter, dated respectively as of such date, in form and substance reasonably satisfactory to the Managers.

6.6	Subsequent to the respective dates as of which information is disclosed in the Registration Statement and the Prospectus, except as otherwise stated therein, there shall not have been any adverse change, or any development involving a prospective adverse change that would reasonably be expected to have a material adverse effect, which, in the Managers’ opinion, would materially and adversely affect the market for Shares.

6.7	Since the date of the most recent financial statements included in the Prospectus, there shall not have been any decrease in the rating of any of the debt securities of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

6.8	FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.

6.9	The Shares shall have been listed and admitted and authorized for trading on the NYSE, and satisfactory evidence of such actions shall have been provided to the Managers.

6.10	Prior to each Settlement Date and Time of Delivery, as applicable, the Company shall have furnished to the Managers such further information, certificates and documents as any Manager may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Managers and counsel for the Managers, this Agreement and all obligations of the Managers hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by the Managers. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered to the office of Goodwin Procter LLP, counsel for the Managers, at New York Times Bldg, 620 8th Ave, New York, NY 10018, or electronically to Goodwin Procter LLP at an address provided by it to the Company or its counsel, on each such date as provided in this Agreement.

7.	Indemnification and Contribution.

7.1	The Company agrees to indemnify and hold harmless the Managers, the directors, officers, employees and agents of the respective Managers and each person who controls the respective Managers within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise (including in settlement of any litigation, investigation or proceeding), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Shares as originally filed or in any amendment thereof, or in any Prospectus, Base Prospectus, Prospectus Supplement, Permitted Free Writing Prospectus or in any amendment thereof or supplement thereto, or in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Shares, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Managers specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

7.2	The Managers, severally and not jointly, agree to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Managers, but only with reference to written information relating to the Managers furnished to the Company by or on behalf of the Managers specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which the Managers may otherwise have. The Company acknowledges that the statement set forth in the last sentence of the first paragraph under “Plan of Distribution” in the Prospectus, the statements set forth in the seventh paragraph under “Plan of Distribution” and the managers legal and marketing names, constitute the only information furnished in writing by or on behalf of the Managers for inclusion in the documents referred to in the foregoing indemnity.

7.3	Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under Section 7.1 or 7.2 above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 7.1 or 7.2. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party.

Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ one separate counsel (in addition to one local counsel for each applicable jurisdiction), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based on the advice of counsel, that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one action or series of related actions in the same jurisdiction representing the indemnified parties who are parties to such action). An indemnifying party will not, without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

7.4	In the event that the indemnity provided in Sections 7.1, 7.2 or 7.3 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Managers agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Managers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Managers on the other hand from the offering of the Shares; provided, however, that in no case shall the Managers be responsible for any amount in excess of total discounts and commissions received by the Managers with respect to the offering of the Shares pursuant to this Agreement and any Terms Agreements. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Managers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Managers on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds (before deducting expenses) received by the Company from sales of the Shares pursuant to this Agreement and any Terms Agreements, and benefits received by the Managers shall be deemed to be equal to the total discounts and commissions received by the Managers in connection therewith. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Managers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Managers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 7.4, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls the respective Managers within the meaning of either the Act or the Exchange Act and each director, officer, employee, agent and affiliates of the respective Managers shall have the same rights to contribution as the respective Managers, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 7.4.

8.	Termination.

8.1	The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if Shares have been sold through any Manager, then Section 4.23 shall remain in full force and effect, (ii) with respect to any pending sale of Shares through any Manager, the obligations of the Company, including in respect of compensation of the applicable Manager, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 5, 7, 9, 10, 12 and 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

8.2	The Managers shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion, or any one of them in its sole discretion as to itself, at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 5, 7, 9, 10, 12 and 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

8.3	This Agreement shall remain in full force and effect unless terminated pursuant to Sections 8.1 or 8.2 above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 5, 7, 9 and 12 shall remain in full force and effect.

8.4	Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by each Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3.1(g) of this Agreement.

8.5	In the case of any purchase of Shares by a Manager pursuant to a Terms Agreement, the obligations of the applicable Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of the applicable Manager, by notice given to the Company prior to the Time of Delivery relating to such Shares, if at any time prior to such delivery and payment (i) trading in the Company’s Common Shares shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the NYSE shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the applicable Manager, impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Prospectus.

9.	Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Managers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by any of the Managers or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares.

10.	Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Managers, will be mailed, delivered or telefaxed or transmitted by any standard form of telecommunications (including, for the avoidance of doubt, electronic email) to (a) Evercore Group L.L.C., 55 East 52nd Street, 36th Floor, New York, NY 10055, Attention: Equity Capital Markets (fax no.: (212) 849-3490); email: ecm.prospectus@evercore.com and Jefferies LLC, 520 Madison Avenue, New York, NY 10022, Attention: General Counsel (fax no.: Facsimile: (646) 786-5719)), with a copy to Goodwin Procter LLP, 825 Eight Avenue, New York, NY 10018, Attention Finnbarr Murphy (email: FMurphy@goodwinlaw.com); or, if sent to the Company, will be mailed, delivered, telefaxed or sent by email to International Seaways, Inc., c/o International Seaways Ship Management LLC, 600 Third Avenue, 39th Floor, New York, New York 10016, Attn: General Counsel (email: legaldepartment@intlseas.com, fax no.: (212) 251-1180).

11.	Successors and Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, and no other person shall have any right or obligation hereunder. This Agreement has been and is made solely for the benefit of the Managers and the Company and, to the extent provided in Section 7 of this Agreement, the officers, directors, employees, agents and controlling persons referred to in Section 7 and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person shall acquire or have any right under or by virtue of this Agreement.

12.	No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Managers and any respective affiliate through which they may be acting, on the other, (b) the Managers are acting solely as sales agent and/or principal in connection with the purchase and sale of the Shares and not as a fiduciary of the Company and (c) the Company’s engagement of the Managers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any Manager has advised or is currently advising it on related or other matters). The Company agrees that it will not claim that the Managers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transactions contemplated by this Agreement.

13.	Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Company and the Managers with respect to the subject matter hereof.

14.	Applicable Law. This Agreement and any Terms Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

15.	Judicial Proceedings.

15.1	Each party irrevocably (i) agrees that any legal suit, action or proceeding against it arising out of or based upon this Agreement, the transactions contemplated hereby or alleged violations of the securities laws of the United States or any state in the United States may be instituted in United States federal and state courts in the Borough of Manhattan in The City of New York (a “New York Court”), (ii) waive, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in a New York Court and (iii) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company expressly consents to the jurisdiction of any New York Court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto.

15.2	If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than U.S. dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Managers could purchase U.S. dollars with such other currency in the City of New York on the Business Day preceding that on which final judgment is given. The obligations of the Company in respect of any sum due from it to the applicable Manager shall, notwithstanding any judgment in a currency other than U.S. dollars, not be discharged until the first Business Day, following receipt by the applicable Manager of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the applicable Manager may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to the applicable Manager hereunder, the Company agrees, as a separate obligation and notwithstanding any such judgment, that the party responsible for such judgment shall indemnify the applicable Manager against such loss. If the U.S. dollars so purchased are greater than the sum originally due to the applicable Manager hereunder, the applicable Manager agrees to pay to the Company an amount equal to the excess of the dollars so purchased over the sum originally due to the applicable Manager hereunder.

16.	Waiver of Jury Trial. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

17.	Counterparts. This Agreement and any Terms Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

18.	Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof.

19.	Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Applicable Time” shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement.

“Base Prospectus” shall mean the base prospectus referred to in Section 1(a) above contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission. “Effective Date” shall mean each date and time that the Registration Statement, or any part thereof, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement, or any part thereof, became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Prospectus” shall mean the Base Prospectus, as supplemented by the Prospectus Supplement.

“Prospectus Supplement” shall mean the latest Prospectus Supplement filed pursuant to Rule 424(b) of the rules and regulations under the Act prior to the relevant Applicable Time.

“Registration Statement” shall mean the registration statement referred to in Section 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post- effective amendment thereto or any Rule 462(b) Registration Statement becomes effective, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B”, “Rule 433” and “Rule 462” refer to such rules under the Act.

“Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

20.	Recognition of the U.S. Special Resolution Regimes. In the event that a Manager is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that a Manager that is a Covered Entity or a BHC Act Affiliate of a Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States. As used in this Section 20:

(i) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

(ii) “Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(vi) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(vii) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Managers.

[Signature Page Follows]

Very truly yours,

INTERNATIONAL SEAWAYS, INC.

By:	/s/ James D. Small III
Name: James D. Small III
Title: Chief Administrative Officer, Senior Vice President, Secretary and General Counsel

[Signature Page to Distribution Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

By: EVERCORE GROUP L.L.C.

By:	/s/ Mark Friedman
Name: Mark Friedman
Title: Senior Managing Director

By: JEFFERIES LLC

By:	/s/ Donald Lynaugh
Name: Donald Lynaugh
Title: Managing Director

[Signature Page to Distribution Agreement]

Schedule I

ANNEX A

INTERNATIONAL SEAWAYS, INC.

Common Stock

TERMS AGREEMENT

, 2023

Jefferies LLC
520 Madison Avenue
New York, New York 10022

Dear Sirs:

International Seaways, Inc., a corporation incorporated under the laws of the Republic of The Marshall Islands (the “Company”), proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated December 20, 2023 (the “Equity Distribution Agreement”), between the Company and Evercore Group L.L.C. and Jefferies LLC, to issue and sell to Jefferies LLC. the securities specified in the Schedule I hereto (the “Purchased Shares”)[, and solely for the purpose of covering over-allotments, to grant to Jefferies LLC the option to purchase the additional securities specified in the Schedule I hereto (the “Additional Shares”)].

[Jefferies LLC shall have the right to purchase from the Company all or a portion of the Additional Shares as may be necessary to cover over-allotments made in connection with the offering of the Purchased Shares, at the same purchase price per share to be paid by Jefferies LLC to the Company for the Purchased Shares, less the amount of any dividends declared and payable on the Purchased Shares but not on such Additional Shares. This option may be exercised by Jefferies LLC at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Company. Such notice shall set forth the aggregate number of Additional Shares as to which the option is being exercised, and the date and time when the Additional Shares are to be delivered (such date and time being herein referred to as the “Option Closing Date”); provided, however, that the Option Closing Date shall not be earlier than the Time of Delivery (as set forth in the Schedule I hereto) nor earlier than the second business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised. Payment of the purchase price for the Additional Shares shall be made at the Option Closing Date in the same manner and at the same office as the payment for the Purchased Shares.

Each of the provisions of the Equity Distribution Agreement not specifically related to the solicitation by Jefferies LLC, as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement [and] [,] the Time of Delivery [and any Option Closing Date], except that each representation and warranty in Section 2 of the Equity Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Equity Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement [and] [,] the Time of Delivery [and any Option Closing Date] in relation to the Prospectus as amended and supplemented to relate to the Purchased Shares.

An amendment to the Registration Statement (as defined in the Equity Distribution Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares [and the Additional Shares], in the form heretofore delivered to the Manager is now proposed to be filed with the Securities and Exchange Commission.

Subject to the terms and conditions set forth herein and in the Equity Distribution Agreement which are incorporated herein by reference, the Company agrees to issue and sell to Jefferies LLC and the latter agrees to purchase from the Company the number of the Purchased Shares at the time and place and at the purchase price set forth in the Schedule I hereto.

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If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Equity Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between Jefferies LLC and the Company.

INTERNATIONAL SEAWAYS, INC.

By:
Name:
Title:

ACCEPTED as of the date first written above.

By: JEFFERIES LLC

By:
Name:
Title:

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[Form of Terms Agreement]	Schedule I to the Terms Agreement

Title of Purchased Shares [and Additional Shares]:

Common Stock

Number of Purchased Shares:

[Number of Additional Shares:]

[Price to Public:]

Purchase Price by Jefferies LLC]\:

Method of and Specified Funds for Payment of Purchase Price:

By wire transfer to a bank account specified by the Company in same day funds.

Method of Delivery:

Free delivery of the Shares to the Manager’s account at The Depository Trust Company in return for payment of the purchase price.

Time of Delivery:

Closing Location:

Documents to be Delivered:

The following documents referred to in the Equity Distribution Agreement shall be delivered as a condition to the closing at the Time of Delivery [and on any Option Closing Date]:

(1)	The opinions referred to in Sections 4.14-4.15.

(2)	The opinion referred to in Section 4.17.

(3)	The accountant’s letter referred to in Section 4.18.

(4)	The officers’ certificate referred to in Section 4.13.

(5)	Such other documents as the Manager shall reasonably request.